Exhibit 99.2

Company Contacts:

Katy Nash

Investor Relations

Investorrelations@vistaprint.com

781-547-6316

Manya Chait

Public Relations

publicrelations@vistaprint.com

781-547-6319

VistaPrint Announces New Chief Financial Officer

HAMILTON, Bermuda--July 31, 2006--VistaPrint Limited (Nasdaq: VPRT), a leading online supplier of high-quality graphic design services and customized printed products to small businesses and consumers, today announced that Harpreet Grewal has agreed to join the company as executive vice president and chief financial officer, no later than October 2, 2006.

Grewal, who brings more than 18 years of financial expertise to VistaPrint, most recently has served as executive vice president and chief financial officer of GoldenSource Corporation, a leading global software provider of enterprise data management solutions for financial institutions. Prior to joining GoldenSource, he was chief financial officer at eGain Communications, a provider of customer relationship software for Global 2000 companies.

Prior to eGain, Grewal held several management roles within Pepsi Cola North America including chief financial officer for the North America Fountain Beverage Division. He also held positions at Bankers Trust Company as well as in the mergers and acquisitions group at Wasserstein Perella & Company.

"Harpreet is a strong addition to the VistaPrint team," said Robert Keane, president and chief executive officer. "His international experience, operational capabilities and extensive financial background gained from his roles in high-growth technology companies; investment banking and consumer brands make him an excellent fit for our organization."

Grewal received a B.A. in Economics from the University of California, Berkeley and a M.A. in International Relations from John Hopkins University School of Advanced International Studies, with a focus on International Economics and Latin American Studies.

About VistaPrint
VistaPrint Limited (Nasdaq:VPRT) is a leading online supplier of high-quality graphic design services and customized printed products to small businesses and consumers. VistaPrint offers custom designed, full-color, low-cost printed products even in small quantities. Over 7 million small businesses and consumers have already chosen VistaPrint for products ranging from business cards and brochures to invitations and thank you cards. Products are printed at our two state-of-the-art plants in North America and Europe that total over 120,000 square feet of production space. A global company, VistaPrint employs more than 650 people and operates 16 localized web sites serving over 120 countries around the world. A broad range of design options are available online at www.vistaprint.com. VistaPrint's printed products are satisfaction guaranteed.

VistaPrint, the VistaPrint logo and VistaPrint.com are registered trademarks of VistaPrint. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.